Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From: Rakesh Sachdev	For questions, contact:
President and CEO	Kirk A. Richter
Vice President, Treasurer and Interim CFO
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., February 9, 2011

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS Q4 AND FULL YEAR 2010 DILUTED EPS OF $0.76 AND $3.12, RESPECTIVELY. Q4 AND FULL YEAR 2010 ADJUSTED DILUTED EPS WERE $0.83 AND $3.31, RESPECTIVELY. Q4 SALES SET NEW QUARTERLY HIGH. 2011 DILUTED EPS EXPECTED TO BE $3.45 TO $3.60. QUARTERLY DIVIDEND RAISED BY 12.5%.

HIGHLIGHTS:

2010 Results (all percentages are to comparable periods in 2009)

•

Q4 2010 reported sales were $582 million, a new quarterly high. Q4 sales grew by 2% and 3% on a reported and currency adjusted basis, respectively. Full year 2010 sales increased 6% and 5% on a reported and currency adjusted basis, respectively.

•

Q4 2010 reported diluted EPS was $0.76. Excluding restructuring costs of $0.07, adjusted Q4 2010 diluted EPS was $0.83, up 4%. Full year 2010 reported EPS was $3.12. Excluding $0.19 of restructuring and impairment costs, 2010 adjusted diluted EPS was $3.31, a 16% increase over 2009’s adjusted diluted EPS.

•	Full year 2010 net cash provided by operating activities was $523 million and free cash flow was $424 million.

2011 Outlook (all percentages are compared to full year 2010 results)

•

Sales for the full year are expected to increase in a mid-single digit range, with market conditions similar to 2010. Sales growth is not likely to be significantly impacted if currency exchange rates remain near current levels.

•	Diluted adjusted EPS forecast (excluding restructuring or other extraordinary special charges) is expected to be $3.45 to $3.60, a 4% to 9% increase over 2010’s adjusted EPS. See 2011 Outlook below.

•	Net cash provided by operating activities is expected to exceed $500 million. Free cash flow is expected to exceed $375 million.

Dividend

At a meeting held on February 8, 2011, the Directors increased the quarterly cash dividend by 12.5% to $0.18 per share. The dividend is payable on March 15, 2011 to shareholders of record on March 1, 2011.

CEO’s STATEMENT:

Commenting on the fourth quarter of 2010, President and CEO Rakesh Sachdev said: “The fourth quarter was marked with the tragic loss of our long-time colleague and CEO Jai Nagarkatti. He was a greatly respected leader to the entire Sigma-Aldrich organization and the scientific and business community. Jai left a great legacy and a solid team. We continue to keep his family in our thoughts and prayers.

We are very pleased to have reported improved results in 2010’s fourth quarter when compared to the same period last year, our best quarter in 2009. Our fourth quarter sales set a new quarterly record at $582 million. Earnings for the fourth quarter of 2010 continued the strong performance achieved in the earlier quarters of 2010, driving our diluted EPS for the year up by 11% on a reported basis and by 16% on an adjusted basis over the prior year level. The $3.12 of reported diluted EPS for 2010 is another record, marking our 36th consecutive year of achieving increased EPS.

Our fourth quarter sales showed positive organic growth in both our Research and SAFC businesses. Our traditional research products in analytical chemistry, biology and traditional chemistry together with continued strong growth from our materials science products all made a positive contribution to our research sales growth. Our SAFC business continued its strong quarterly sales performance, achieving the best quarterly sales in 2010, with strong growth in sales of materials and precursors for semi-conductor and L.E.D. applications as well as in industrial cell culture media for biological drugs. SAFC also enjoyed steady growth in the sale of bulk chemical products for development and manufacturing.”

Sachdev continued, “For 2011, we again expect organic sales growth in the mid-single digit range as we continue to drive toward our longer term organic growth goal of 7% to 8%. Market conditions are not likely to change much, so our plans are to continue to execute on our strategic initiatives to drive sales of our analytical, biology, chemistry and materials science products, to continue the high single digit organic growth in SAFC, and to enhance our e-commerce and Asia Pacific-Latin American market sales. All of these efforts are intended in an effort to once again boost sales growth above the underlying market rate.

Excluding any special charges, we also expect to hold our operating profit margin close to the level achieved in 2010. Our 2011 plans include continuing benefits from our sales growth and operations improvement initiatives. We plan to reinvest some of those benefits in the initiatives that are expected to accelerate our sales growth rate in the future. In addition, we also plan to create our new European headquarters in Switzerland to more effectively manage our efforts in the important EMEA market. These additional expenses are included in our earnings outlook. Our diluted EPS, exclusive of any restructuring and other extraordinary special charges, should increase by 4% to 9% to a range of $3.45 to $3.60. Let me assure you that our management team is fully engaged and committed to deliver this performance.”

2010 RESULTS:

Reported sales for the fourth quarter of 2010 of $582 million increased 2% from the fourth quarter of 2009. Excluding a 1% impact from unfavorable currency rates, fourth quarter organic sales growth was 3%. Fourth quarter sales for the Company’s Research business grew 3% on a currency-adjusted basis, driven primarily by growth in the Asia Pacific-Latin American markets. Fourth quarter sales for the Company’s SAFC business grew 4% on a currency-adjusted basis, as sales of our Supply Solutions, Bioscience and Hitech products again reflected stronger demand. A reconciliation of reported to adjusted (organic) sales is on page 8.

The operating income margin in the fourth quarter of 2010 was 22.3% of sales, comparable to that reported for the fourth quarter of 2009. Excluding restructuring costs, the operating income margin in the fourth quarters of 2010 and 2009 would have been 24.2% and 23.9%, respectively. A reconciliation of reported to adjusted operating margins is on page 9. The Q4 2010 gross margin of 51.7% was up 160 basis points over the 2009 level due to our ability to enhance margins from higher sales and favorable product mix, partially offset by currency impacts. This improvement was partially offset by higher S,G&A costs, primarily from incentive compensation costs resulting from the improved financial performance for the full year. The Q4 2010 pretax restructuring costs of $11 million related to the previously announced voluntary early retirement program and the consolidation of certain manufacturing facilities in the U.S. and Europe. These restructuring actions reflect the Company’s efforts to improve operating efficiencies and lower its fixed cost structure as part of a longer term goal to improve operating margins to a range of 26% to 27%. The retroactive reinstatement of the U.S. R&D tax credit in the fourth quarter of 2010 provided a $0.02 benefit to diluted EPS in the fourth quarter. This benefit was offset by a currency impact of an equal amount.

Free cash flow (defined on page 7) for 2010 was a record $424 million, an increase of $28 million over 2009. Higher net income and lower capital expenditures were the primary contributors to this increase. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives include:

•

Worldwide sales of research products through the Company’s award winning web site as a percentage of total research sales were 49% for the fourth quarter of 2010 and 48% for the full year of 2010, up from 45% for the full year 2009.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 21% and 16%, respectively, for the fourth quarter of 2010. In the Company’s focus markets of China, India and Brazil, sales collectively grew 27% and 23% on a reported and organic basis, respectively, for the fourth quarter of 2010.

•	SAFC’s booked orders for future delivery at December 31, 2010 improved over the September 30, 2010 level and were 10% above the December 31, 2009 level.

2011 OUTLOOK:

•	Organic sales growth is expected to be in the mid-single digit range for 2011.

•

Programs to enhance and highlight our product capabilities for our research business in analytical, biology, chemistry and materials science, continued emphasis on growth opportunities in fine chemicals, in international markets and in e-commerce are all expected to enable us to achieve 2011 sales growth at above market rates.

•	Market conditions are not expected to change much from 2010.

•	At current exchange rates, currency is not expected to have a significant impact on full year reported sales growth.

•	The recently completed acquisitions of Cerilliant and Research Technology Corporation are expected to contribute a modest sales benefit.

•	Our forecast for diluted adjusted earnings per share for 2011 is $3.45 to $3.60, up from an adjusted diluted EPS of $3.31 for 2010.

•	This increase reflects expected benefits from higher sales levels and ongoing cost management activities.

•	Included in this outlook are expenses for strategic initiatives that are expected to drive longer term organic sales growth to a level of 7% to 8%.

•	Changes in currency exchange rates are not expected to have a significant impact on EPS if rates remain at current levels.

•	The effective tax rate in 2011 is expected to be approximately 30%, including a benefit from the U.S. R & D tax credit comparable to that realized in 2010.

•	Recent acquisitions are expected to be neutral to mildly accretive to our diluted earnings per share in 2011.

•	This EPS outlook excludes the impact of restructuring and other extraordinary special charges.

•	Management expects free cash flow for 2011 to be in excess of $375 million.

•	Net cash provided by operating activities is expected to exceed $500 million.

•	Capital expenditures are expected to be approximately $125 million.

•	Working capital management initiatives will be continued, with inventory levels increased at select international locations to support anticipated growth at those locations.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for 2010 was $523 million compared to $516 million for 2009. This increase reflects the net effect of higher net income and non-cash charges partially offset by a smaller contribution from the Company’s working capital management initiatives. Capital expenditures were $99 million for 2010 compared to $120 million in 2009. Inventory levels were 6.3 months at December 31, 2010 compared to 6.5 months at December 31, 2009. Free cash flow of $424 million for 2010 was used to return $177 million to shareholders through share repurchases and a 10% increase in the quarterly dividend rate, repay $40 million in debt and fund acquisitions of $80 million. The Company’s debt to capital ratio was reduced to 21% at December 31, 2010 from 25% at December 31, 2009.

Share Repurchase: Another 0.4 million shares were acquired in the fourth quarter of 2010 at an average share price of $64.49. There were 122 million shares outstanding at December 31, 2010. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “is expected”, “expects”, “aren’t likely”, “seek”, “should”, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward-looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC businesses, (6) dependence on uninterrupted manufacturing operations, (7) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (8) changes in the regulatory environment in which the Company operates, (9) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 3-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2010, (10) exposure to litigation, including product liability claims, (11) the ability to maintain adequate quality standards, (12) reliance on third party package delivery services, (13) an unanticipated increase in interest rates, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the outstanding matters described in Note 14-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2010. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s

Form 10-K report for the year ended December 31, 2009 and the Company’s Form 8-K filed on October 25, 2010. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,900 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s local currency performance. Organic sales growth data presented in this release excludes currency impacts. The Company calculates the impact of changes in foreign currency rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates, the result is the defined impact of “changes in foreign currency exchange rates”. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur in 2011 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses adjusted net income and EPS and adjusted operating income and operating income margins (reconciled on page 9) and free cash flow (defined on page 7), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring and other extraordinary special charges, we are unable to include these charges in the 2011 diluted EPS forecast or provide a reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$582	$573	$2,271	$2,148
Cost of products sold	281	286	1,075	1,058

Gross profit	301	287	1,196	1,090
Selling, general and administrative expenses	143	134	548	518
Research and development expenses	17	16	66	63
Restructuring costs	11	9	24	9
Impairment charge	—	—	7	—

Operating income	130	128	551	500
Interest, net	2	2	7	10

Income before income taxes	128	126	544	490
Provision for income taxes	34	33	160	143

Net income	$94	$93	$384	$347

Net income per share - Basic	$0.78	$0.76	$3.17	$2.84

Net income per share - Diluted	$0.76	$0.75	$3.12	$2.80

Weighted average number of shares outstanding - Basic	121	122	121	122

Weighted average number of shares outstanding - Diluted	123	124	123	124

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) December 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$569	$373
Accounts receivable, net	287	285
Inventories	607	609
Other	139	117

Total current assets	1,602	1,384
Property, plant and equipment, net	732	709
Goodwill, net	460	401
Intangibles, net	122	129
Other	98	91

Total assets	$3,014	$2,714

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$239	$477
Accounts payable	121	112
Other	170	153

Total current liabilities	530	742

Long-term debt	300	100
Pension and post-retirement benefits	110	94
Deferred taxes	30	23
Other	68	69

Total liabilities	1,038	1,028

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	194	153
Common stock in treasury	(2,051)	(1,983)
Retained earnings	3,536	3,230
Accumulated other comprehensive income	95	84

Total stockholders’ equity	1,976	1,686

Total liabilities and stockholders’ equity	$3,014	$2,714

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$384	$347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93	92
Deferred income taxes	(2)	(7)
Stock-based compensation expense	22	17
Restructuring costs, net of payments	15	9
Impairment charge	7	—
Other	(7)	3
Changes in operating assets and liabilities:
Accounts receivable	1	(9)
Inventories	8	71
Accounts payable	8	(5)
Income taxes	(12)	(5)
Other, net	6	3

Net cash provided by operating activities	523	516

Cash flows from investing activities:
Capital expenditures	(99)	(120)
Purchases of short-term investments	(43)	(25)
Proceeds from sale of short-term investments	41	8
Purchases of technology	—	(19)
Acquisitions of businesses, net of cash acquired	(80)	(6)
Other, net	(1)	2

Net cash used in investing activities	(182)	(160)

Cash flows from financing activities:
Net repayment of short-term debt	(238)	(135)
Issuance of long-term debt	298	—
Repayment of long-term debt	(100)	(7)
Payment of dividends	(78)	(71)
Treasury stock purchases	(99)	(67)
Proceeds from exercise of stock options	45	24
Excess tax benefits from stock-based payments	11	6

Net cash used in financing activities	(161)	(250)

Effect of exchange rate changes on cash	16	15

Net change in cash and cash equivalents	196	121
Cash and cash equivalents at January 1	373	252

Cash and cash equivalents at December 31	$569	$373

Free cash flow(1)	$424	$396

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended December 31, 2010
	Reported	Currency Impact	Adjusted (Organic)

Research Essentials	2%	(2%)	4%
Research Specialties	3%	(2%)	5%
Research Biotech	(2%)	—	(2%)

Research Chemicals	2%	(1%)	3%
SAFC	2%	(2%)	4%

Total Customer Sales	2%	(1%)	3%

	Twelve Months Ended December 31, 2010
	Reported	Currency Impact	Adjusted (Organic)

Research Essentials	2%	—	2%
Research Specialties	6%	—	6%
Research Biotech	3%	1%	2%

Research Chemicals	4%	—	4%
SAFC	9%	—	9%

Total Customer Sales	6%	1%	5%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010

Research Essentials	$112	$107	$105	$110	$434
Research Specialties	217	207	207	214	845
Research Biotech	91	83	84	87	345

Research Chemicals	420	397	396	411	1,624
SAFC	152	157	167	171	647

Total Customer Sales	$572	$554	$563	$582	$2,271

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Total 2009
Research Essentials	$107	$106	$104	$108	$425
Research Specialties	197	193	198	208	796
Research Biotech	82	80	83	89	334

Research Chemicals	386	379	385	405	1,555
SAFC	133	143	149	168	593

Total Customer Sales	$519	$522	$534	$573	$2,148

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported net income to Adjusted net income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2010	2009	2010	2009
Reported net income	$94	$93	$0.76	$0.75
Restructuring costs	8	6	0.07	0.05

Adjusted net income	$102	$99	$0.83	$0.80

Included above:
Currency impact	$(2)	$—	$(0.02)	$—

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Reported net income	$384	$347	$3.12	$2.80
Restructuring costs	17	6	0.14	0.05
Impairment charge	7	—	0.05	—

Adjusted net income	$408	$353	$3.31	$2.85

Included above:
Currency impact	$15	$—	$0.12	$—

Income Statement Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Gross profit	51.7%	50.1%	52.7%	50.7%
S,G&A expenses	24.6%	23.4%	24.1%	24.1%
Operating income	22.3%	22.3%	24.3%	23.3%
Pretax income	22.0%	22.0%	24.0%	22.8%
Net income	16.2%	16.2%	16.9%	16.2%
Effective tax rate	26.6%	26.2%	29.4%	29.2%

Reconciliation of Reported Operating Income to Adjusted Operating Income

(in millions)

	Three Months Ended December 31,
	2010	% of Sales	2009	% of Sales
Reported operating income	$130	22.3%	$128	22.3%
Restructuring costs and impairment charge	11	1.9%	9	1.6%

Adjusted operating income	$141	24.2%	$137	23.9%

	Twelve Months Ended December 31,
	2010	% of Sales	2009	% of Sales
Reported operating income	$551	24.3%	$500	23.3%
Restructuring costs and impairment charge	31	1.3%	9	0.4%

Adjusted operating income	$582	25.6%	$509	23.7%

Reconciliation of Free Cash Flow

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$126	$154	$523	$516
Less: Capital expenditures	(34)	(32)	(99)	(120)

Free cash flow	$92	$122	$424	$396